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                                                                    EXHIBIT 3.2A



                  AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS

                                       OF

                                 WATERLINK, INC.




                                   ARTICLE VII

                                  MISCELLANEOUS


         Section 7. STOCK OPTIONS. Without the approval of the holders of not less than fifty percent (50%) of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as defined in Article Sixth of the Corporation's Restated Certificate of Incorporaiton), the Corporation shall not grant to any officer of the Corporation any stock options at less than the closing market price on the date of grant or reduce the price of any options which either (i) were granted as a non-qualified stock option grant to an incoming employee or vendor or (ii) were granted under any of the Corporation's existing or future stock option plans, PROVIDED, HOWEVER, that the foregoing shall not preclude the Corporation from issuing new, lower priced options issued from a stock option plan to persons holding higher priced options from such plan, PROVIDED FURTHER, HOWEVER, that if such new lower priced options are granted in exchange for such higher priced options, the shares covered by such higher priced options shall be canceled or surrendered and not available for re-grant under such stock option plan.

         Section 8. AMENDMENTS. These By-Laws may be made, altered, amended or repealed, in whole or in part, only in accordance with the provisions of Article Ninth of the Restated Certificate of Incorporation. Notwithstanding the foregoing sentence or any provision of the Restated Certificate of Incorporation, Article VII, Section 7 of these Bylaws may only be amended by the affirmative vote of the holders of not less than fifty percent (50%) of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as defined in Article Sixth of the Restated Certificate of Incorporation), voting together as a single class.